Service Agreement

This Service Agreement (this “Agreement”) is entered into on September 1, 2010, 2010 by and between:

Far East Wind Power Corp. (the “Company”), a corporation established under the laws of Nevada; and

Liu Xiaobu (刘小佈) (the “Consultant”), with ID card No. 110102194705251531 with an address of Suite 623, No. 6, Building 14B, Dongchang Hutong, Dongcheng District, Beijing, China.

The Company and the Consultant are collectively referred to as the “Parties” and individually referred to as a “Party”.

WHEREAS, the Company wishes to engage the Consultant to provide certain services to the Company and the Consultant also agrees to accept the engagement with the Company.

NOW, THEREFORE, the Parties agree as follows:

1.	Services

1.1
The Consultant shall provide services (the “Services”) to the Company relating to the wind power industry as instructed by the Company from time to time. Consultant will be responsible for the strategy and execution of the Company’s business plan. Consultant will build and execute a business plan in conjunction with the Company’s Board of Directors and execute the plan. Consultant will interact with investors, customers, the PRC government and the Board of Directors as needed. Consultant will abide by a strict governance policy and hold integrity to the highest level.

1.2	The Consultant’s provision of the Services shall commence on September 1, 2010 (the “Commencement Date”) and end when terminated in accordance with this Agreement.

1.3
The Parties acknowledge that, the Consultant is an independent contractor, and is not and shall not be deemed to be the employee of the Company, neither is he authorized to contract or sign any document for or on behalf of the Company during his provision of the Services under this Agreement, unless a prior written authorization letter is given by the Company.

1.4	The Consultant shall strictly comply with all applicable PRC laws and regulations during his provision of the Services.

1.5
The Consultant shall serve the Company on a part-time basis up to 20 hours per week as requested by the Company. The Consultant may provide services to other parties provided that the Services provided to the Company have priority and the Consultant does not violate Article 6.1 of this Agreement.

1.6	The Consultant acknowledges that, the principle place of his service is in Beijing, however, when necessary, he shall undertake national and/or international travel to any other place.

2.	Compensation

2.1
In consideration of the Services rendered by the Consultant under this Agreement, the Company shall pay the Consultant US$ 10,000 per month to an account as instructed by the Consultant. Partial months of Services shall be pro-rated. An annual cash bonus of $30,000 shall be payable to the Consultant upon approval by the Company’s Board of Directors and based on the Consultant’s execution of the Company’s business plan.

2.2
The Consultant shall send an invoice by courier or another agreed upon way with the approval of the Company on the first day of each month. The Company shall pay the compensation to the Consultant within 15 days after its receipt of the invoice.

2.3
Any taxes or fees that are levied on the compensation received by the Consultant according to this Article 2 shall be borne by the Consultant. At the request of the Company, the Consultant shall present evidence, showing fulfilment of such payment obligations, together with the official tax invoice, issued by the competent taxation authority to the Company within 15 days after his receipt of such request from the Company.

2.4	Notwithstanding Article 2.3, the Company shall have the right to withhold any tax or expense from its payments to the Consultant where it is required under applicable law.

2.5
For the avoidance of doubt, the Company shall not be obligated to procure any insurance under the PRC social insurance system, or make any statutory social benefits contribution, on behalf of the Consultant in the PRC.

2.6
Subject to applicable law, the Company shall provide to the Consultant a restricted stock award of 750,000 shares of the Company’s Common Stock (“Restricted Stock”), which shall vest pro-rata for three-years starting from the Commencement Date so long as the Consultant provides services to the Company during all, or any portion, of such three-year term. For the avoidance of doubt, this Article 2.6 shall not guarantee that the Consultant shall be entitled to provide services to the Company for such three-year term. The shares will be issued to the Consultant immediately. If the full number of shares are not earned by the Consultant for any reason then the Consultant agrees to return the unvested portion of the stock award. Additionally, for every megawatt (MW) of wind power owned by the Company that is connected to the People’s Republic of China’s national electric grid, the Consultant shall receive a one-time grant of 1,000 shares of the Company’s stock. For purposes of this calculation the actual award of stock shall be based on the Company’s ownership stake in the wind farm multiplied by the installed and operational MW of wind power. In this context, “operational” means that the wind farm is producing and selling electricity to a utility company at market rates.

3.	Reimbursements

3.1
The Company shall reimburse the Consultant for all reasonable and necessary expenses actually incurred by the Consultant during his provision of the Services. The Consultant shall send the invoice, receipt or other appropriate payment evidence to the Company, together with the invoice to be provided in accordance with Article 2.2 above. Upon approval in accordance with the Company expense verification procedures, the Company shall make reimbursement to the Consultant by the end of each month.

3.2
The Consultant shall bear any taxes or fees that are levied on the reimbursement received by the Consultant according to Article 3.1. At the request of the Company, the Consultant shall present evidence, showing his fulfilment of these payment obligations, together with the official tax invoice, issued by the competent taxation authority to the Company within 15 days after his receipt of such request from the Company.

3.3	Notwithstanding Article 3.2 above, the Company shall have the right to withhold any tax or expense from its payments to the Consultant where it is required under applicable law.

4.	Termination

4.1	Either Party may terminate this Agreement for any reason upon providing the other Party with 30 day’s prior written notice.

4.2	The Company is entitled to terminate this Agreement immediately by giving the Consultant written notice, in case any of the following events occurs:

(a)	The Consultant commits fraud, malpractice or gross negligence;

(b)	The Consultant materially breaches a fiduciary duty;

(c)	A conflict of interest between the Consultant or the relatives of the Consultant and the Company;

(d)	The Consultant is suspected of any crime or administrative violation; or

(e)	The Consultant commits a material breach of this Agreement.

4.3
Unless otherwise instructed by the Company, upon termination of this Agreement, the Consultant shall return to the Company all books, data, notes, archives, records, documents or any other materials belonging to the Company, or any affiliated enterprise of the Company as instructed by the Company. The Consultant shall not make or retain any copy of these materials.

5.	Confidentiality

5.1
The Consultant shall not, either during or after his performance of this Agreement, divulge or disclose to any person, directly or indirectly, any confidential information in connection with the Company or any affiliate of the Company which may have come to the Consultant’s knowledge during his service with the Company; and the Consultant shall, both during and after his performance of this Agreement, take all reasonable precautions to keep all such information secret.

6.	Non-competition

6.1	During the performance of this Agreement, the Consultant shall not engage, in any manner, in any activities that will directly or indirectly compete against the businesses of the Company.

7.	Governing Law

This Agreement shall be governed by Nevada law.

8.	Settlement of Dispute

Any dispute arising from or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by courts of competent jurisdiction in Nevada.

9.	Miscellaneous

9.1
If any provision of this Agreement is held illegal, invalid, or unenforceable, such provision will be deemed severed and the remainder of this Agreement will remain binding on the Parties as though the illegal, invalid or unenforceable provision has not been included.

9.2
This Agreement together with any documents referred to in this Agreement sets out the entire agreement and understanding between the Parties and supersedes all prior agreements, understandings or arrangements (oral or written) in respect of this matter.

9.3	Any waiver by the Company of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

9.4	This Agreement is made in two original counterparts. Each Party holds one original copy.

9.5	This Agreement is made and executed in English language only.

Far East Wind Power Corp.	Liu Xiaobu

/s/ James Crane	/s/ Liu Xiaobu
James Crane Chief Financial Officer
Date: 9/15/10	Date: 9/15/10